EXHIBIT 99.3

February 27, 2018

Board of Directors

Idera Pharmaceuticals, Inc.

167 Sidney Street

Cambridge, MA 02139

Re:                       Initially Filed Registration Statement on Form S-4 of Nautilus Holdco, Inc. (File No. 333-), filed February 27, 2018 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 21, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than BioCryst Pharmaceuticals Inc. (“BioCryst”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Idera Pharmaceuticals Inc. (the “Company”) of the Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Merger, dated as of January 21, 2018 (the “Agreement”), by and among BioCryst, Nautilus Holdco, Inc., a wholly owned subsidiary of BioCryst (“Holdco”), Island Merger Sub, Inc., a wholly owned subsidiary of Holdco (“Island Merger Sub”), Boat Merger Sub, Inc., a wholly owned subsidiary of Holdco (“Boat Merger Sub”), and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Idera’s Financial Advisor—Goldman Sachs,” “Risk Factors—Risk Factors Relating to the Mergers,” “Risk Factors—Risk Factors Relating to the Combined Company Following the Mergers,” “The Mergers—Background of the Mergers,” “The Mergers—Idera’s Reasons for the Mergers; Recommendation of the Idera Board,” “The Mergers—Certain Financial Forecasts Utilized by the Idera Board and Idera’s Financial Advisor in Connection with the Mergers,” “The Mergers—Opinion of Idera’s Financial Advisor—Goldman Sachs” and to the inclusion of the Opinion Letter as an Annex to the Joint Proxy Statement/Prospectus included in the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co. LLC
(GOLDMAN, SACHS & CO. LLC)